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                                   EXHIBIT 11

                   GATEWAY ENERGY CORPORATION AND SUBSIDARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                      Three Months Ended
                                                   -------------------------
                                                     May 31         May 31
                                                      1996           1995
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WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING                                    27,335,744     25,735,781
  ADD SHARES ISSUABLE PURSUANT TO WARRANT
    AGREEMENTS LESS SHARES ASSUMED
    REPURCHASED AT THE AVERAGE MARKET PRICE            94,396 (1)     11,844 (1)
  ADD SHARES ISSUABLE ASSUMING CONVERSION
    OF SERIES C PREFERRED STOCK INTO
    COMMON STOCK                                            0        140,625 (1)
  ADD SHARES ISSUABLE PURSUANT TO STOCK
    OPTIONS LESS SHARES ASSUMED REPURCHASED
    AT THE AVERAGE MARKET PRICE                        16,299 (1)    129,606 (1)
                                                   -----------    -----------
TENTATIVE NUMBER OF SHARES FOR COMPUTATION
    OF PRIMARY EARNINGS PER SHARE                  27,446,439     26,017,856

  ADD ADDITIONAL SHARES ISSUABLE PURSUANT TO
    WARRANT AGREEMENTS LESS SHARES ASSUMED
    REPURCHASED AT THE HIGHER OF THE PERIOD
    END OR AVERAGE MARKET PRICE                             0              0
  ADD ADDITIONAL DILUTIVE SHARES ISSUABLE
    ASSUMING CONVERSION OF SERIES B, G, J,
    K, L, M, N & A PREFERRED STOCK INTO
    COMMON STOCK                                   46,825,329     36,023,941
                                                   -----------    -----------
TENTATIVE NUMBER OF SHARES FOR COMPUTION
    OF FULLY DILUTED EARNINGS PER SHARE            74,271,768     62,041,797
                                                   -----------    -----------
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LOSS APPLICABLE TO COMMON STOCK FOR
  PURPOSES OF COMPUTING PRIMARY EARNINGS
  PER SHARE                                       ($1,053,800)     ($504,724)
  ADD PROVISION FOR PREFERRED DIVIDENDS
    RELATING TO CONVERTIBLE PREFERRED STOCK           654,287        541,336
                                                   -----------    -----------
NET EARNINGS FOR COMPUTATION OF FULLY
  DILUTED EARNINGS PER SHARE                         $293,514        $36,612
                                                   -----------    -----------
                                                   -----------    -----------

EARNINGS PER COMMON SHARE - PRIMARY,
  INCLUDING COMMON STOCK EQUIVALENTS                   ($0.04)        ($0.02)
                                                   -----------    -----------
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(1)  NOT USED IN PRIMARY EARNINGS PER SHARE
     CALCULATION AS EFFECT WOULD BE ANTIDILUTIVE.